Exhibit No. 10

Amendment Agreement

                                   December 23, 2003

UNITED RETAIL GROUP, INC.
UNITED RETAIL INCORPORATED
CLOUDWALKERS, INC.
365 West Passaic Street
Rochelle Park, NJ 07662

Gentlemen:

We refer to the Financing Agreement between us dated August 15, 1997, as amended (herein the “Financing Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings specified therein unless otherwise specifically defined herein.

This letter is to confirm that pursuant to mutual consent and understanding, effective as of the date hereof, the Financing Agreement shall be, and hereby is, amended as follows:

(1)     Section 1 of the Financing Agreement shall be, and hereby is, amended as follows:

      (a)     the definition of “Anniversary Date” shall be amended in its entirety to read as follows:

      Anniversary Date shall mean August 15, 2008 and the same date in each year thereafter.”

      (b)     the definition of “Line of Credit” and “Letter of Credit Sub-Line” shall be amended by increasing the dollar amount set forth therein from “$40,000,000” to “$50,000,000".

      (c)    the definition of “Early Termination Date” and “Early Termination Fee” shall be amended in their entirety to read as follows:

      “Early Termination Date shall mean the date on which the Companies terminate this Financing Agreement or the Line of Credit which date is prior to an Anniversary Date.”

       “Early Termination Feeshall(a) mean the fee the Agent on behalf of the Lenders is entitled to charge the Companies in the event the Companies terminate the Line of Credit or this Financing Agreement on a date prior to an Anniversary Date; and (b) be determined by multiplying the Revolving Line of Credit by (x) one half of one percent (1/2%) if the Early Termination Date occurs on or before JAN. 1, 2005, (y) one quarter of one percent (1/4%) if the Early Termination Date occurs thereafter but on or before JAN. 1, 2006; and (z) zero percent (0%) if the Early Termination Date occurs thereafter, provided that no such fee shall be due or payable in the event that the Line of Credit or this Financing Agreement is terminated upon the Companies becoming subject to a bankruptcy filing and the Agent provides Debtor-in-Possession financing to the Companies.”

      (d)     the definition of “Borrowing Base” shall be amended in its entirety to read as follows:

       “Borrowing Base shall mean, as to either Company, the sum of (a) (i) 65% of the Book Value of Eligible Inventory of such Company from May 16 of each year through the following October 14 and from December 16 of each year through the following March 14 or (ii) 75% of the Book Value of Eligible Inventory of such Company from March 15 of each year through the following May 15 and October 15 of each year through the following December 15, plus (b) 100% of all Eligible Cash Collateral pledged to Agent by such Company as collateral hereunder (in form and substance satisfactory to Agent), plus (c) 85% of Eligible Credit Card Receivables.

      (e)    the definition of “Accounts” shall be amended by inserting the phrase “payment intangibles and other” in the parenthetical on the second line thereof between the words “all” and “rights” such that the parenthetical shall read:

      “(including but not limited to any and all payment intangibles and other rights to payments under bank and non-bank credit cards)"

      (f)    the following new definitions shall be, and each hereby is added to Section 1 of the Financing Agreement in the proper alphabetical order:

      “Applicable Interest Rate Margin shall mean the increments over the Chase Bank Rate or Libor as determined at the beginning of each month based upon the Average Excess Availability calculated by the Agent as at the end of the prior month and shall be equal to:

Average Excess Availability	Increment Over Chase Bank Rate	Increment Over Libor

Greater than $25,000,000	0%	1.75%

Greater than $15,000,000 but not more than $25,000,000	0.25%	2.00%

Greater than or equal to $7,500,000 But not more than $15,000,000	0.50%	2.25%

Less than $7,500,000	0.75%	2.50%

Notwithstanding the foregoing the Applicable Interest Rate Margin in effect until adjusted as of the end of the next month hereafter shall be 0.50% with respect to the Chase Bank Rate and 2.25% with respect to Libor.”

      Average Excess Availability shall mean the average daily Availability computed by the Agent for each month.”

       “Eligible Credit Card Receivables shall mean Accounts arising from credit card sales, which are outstanding less than four (4) days from date of sale, and which Accounts are subject to a (a) first and exclusive lien and security interest in favor of the Agent and (b) Credit Card Letter, and which Accounts at all times conform to the representations and warranties contained herein and are and continue to be acceptable to the Agent in the exercise of its reasonable discretion.”

      (g)    the definition of “Availability Reserve” shall be amended by the addition thereto at the end thereof prior to the period of the following clause “(c)":

       “and (c) an amount equal to the Companies outstanding and/or potential liability (as reasonably determined by the Agent from time to time) to customs brokers and/or freight forwarders including but not limited to all amounts representing customs, duties, freight or other similar charges together with all other fees and charges due or owing from the Companies to such customs brokers or freight forwarders.”

(2)     Section 4, Paragraph 10 shall be, and hereby is amended in its entirety to read as follows:

      “10.     Notwithstanding any provision to the contrary contained herein Documents of Title with respect to Inventory covered by Letters of Credit shall not be required to be consigned to the Agent and may be consigned to a customs broker reasonably satisfactory to the Agent provided such customs broker has executed and delivered a bailee agreement in form and substance satisfactory to the Agent, unless and until the occurrence of the earlier of (x) the Companies’ Availability being $7,500,000 or less in the aggregate for a period of two (2) consecutive weeks or (y) a Default and/or an Event of Default. Thereafter, all such Documents of Title shall be consigned to the Agent until the Companies’ Availability exceeds $7,500,000 in the aggregate for two (2) consecutive weeks and no Default and/or Event of Default exists, subject to the Agent’s rights under the first sentence of this paragraph 10.”

(3)     Section 7, Paragraphs 1 and 3 of the Financing Agreement shall be, and each hereby is amended in it entirety to read as follows:

      “1.    Interest on the Revolving Loan shall be payable monthly as of the end of each month and shall be an amount equal to (a) the Chase Bank Rate plus the Applicable Interest Rate Margin per annum on the average of the net balances owing by the Companies to the Agent in the Companies’ Revolving Loan Account(s) at the close of each day during such month on balances other than Libor Loans and (b) the applicable Libor plus the Applicable Interest Rate Margin on any Libor Loan, on a per annum basis, on the average of the net balances owing by the Companies to the Agent and/or the Lenders in the Companies’ Revolving Loan Account(s) at the close of each day during such month. In the event of any change in said Chase Bank Rate, the rate under clause (a) above shall change, as of the first of the month following any change, so as to remain equal to the Chase Bank Rate. The rates hereunder shall be calculated based on a 360-day year. The Agent and the Lenders shall be entitled to charge the Companies’ Revolving Loan Account(s) at the rate provided for herein when due until all Obligations have been paid in full.”

      “3.    In consideration of the Letter of Credit Guaranty of the Agent, the Companies shall jointly and severally pay the Agent for the benefit of the Lenders the Letter of Credit Guaranty Fee for each documentary and standby Letter of Credit which shall be an amount equal to the Applicable Interest Rate Margin for Libor Loans minus one percent (1%) per annum, payable monthly, on the face amount of each Letter of Credit less the amount of any and all amounts previously drawn under the Letter of Credit.”

(4)     Section 6, Paragraph 13 of the Financing Agreement shall be, and hereby is, amended by increasing the minimum number of physical counts of Inventory from “once” in each Fiscal Year to “twice” in each Fiscal Year and inserting the following at the end thereof:

      “The Agent shall have the rights at any time to obtain appraisals of the Companies Inventory from appraisers selected and engaged by the Agent but at the Companies’ cost and expense, provided that in the absence of a Default or an Event of Default the Companies shall not be obligated to pay for more than two (2) such appraisals during any consecutive twelve (12) month period.”

(5)     The effectiveness of the foregoing amendments shall be, and hereby is, subject to:

      (a)    your execution and delivery of an Amended and Restated Revolving Loan Promissory Note to reflect the increased Line of Credit in the form of Exhibit A annexed hereto;

      (b)    your payment of (i) an Amendment Fee in the amount of $50,000.00, (ii) an Additional Loan Facility Fee in the amount of $100,000.00, (iii) a Documentation Fee in the amount of $1,350.00 and (iv) all Out-of-Pocket Expenses incurred by the Agent in connection with this agreement, which fees, costs and expenses shall be due and payable in full on the date hereof and may, at our option, be charged to your Revolving Loan Account; and

      (c)     the Agent’s receipt of a secretary’s certificate certifying the adoption of Board of Directors Resolutions authorizing the execution, delivery and performance by the Companies of this agreement and all documents and transactions contemplated hereby;

Except as herein specifically provided, the Financing Agreement remains in full force and effect in accordance with its terms and no other changes in the terms or provisions of the Financing Agreement is intended or implied. If you are in agreement with the foregoing, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours,

THE CIT GROUP/BUSINESS CREDIT, INC., as Agent and Lender

By: /s/ STEVEN SCHUITT Title: Vice President Team Leader

Read and Agreed to:

UNITED RETAIL GROUP, INC.

By: /s/ GEORGE REMETA Title: VP

UNITED RETAIL INCORPORATED

By: /s/ JON GROSSMAN Title: VP-Finance

CLOUDWALKERS, INC.

By: /s/ GEORGE REMETA Title: VP